Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) (Registration Nos. 333-117974, 333-112586 and 333-127852) pertaining to The Providence Service Corporation Stock Option and Incentive Plan and The Providence Service Corporation 2003 Stock Option Plan of our report dated August 16, 2005, with respect to the combined financial statements of Children’s Behavioral Health (consisting of the combined Behavioral Health Rehabilitation Services and Cambria Partial Hospitalization programs operated by Nulton Diagnostic & Treatment Center, PC) included in this Form 8-K/A.

/s/ JOSEPH DECOSIMO AND COMPANY, PLLC

Chattanooga, Tennessee

August 26, 2005